Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174897, 333-197616, 333-212612, 333-222369, 333-228628, 333-233348 and 333-250181 on forms S-8, Registration Statement Nos. 333-225377, 333-232037, 333-236231 and 333-239774 on Form S-3, and Registration Statement Nos. 333-224621, 333-218021, and 333-212735 on Form S-1 of Sigma Labs, Inc. of our report dated March 24, 2021, relating to our audits of the financial statements which appear in this Annual Report on Form 10-K of Sigma Labs, Inc. for the years ended December 31, 2020 and 2019.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 24, 2021